Exhibit 10.63

Award of Deferrable Restricted Stock Units
(2004 Plan)

Pursuant to Section 7 of the Albertson’s, Inc. 2004 Equity and Performance Incentive Plan (the “Plan”), (the “Participant”), an officer or other key employee of Albertson’s, Inc. or one or more of its Subsidiaries (the “Company”) is hereby awarded units representing shares of common stock, $1.00 par value, of the Company (the “Deferrable Restricted Stock Units”), on       (the “Date of Grant”), upon the terms and conditions set forth in this Award Agreement (this “Agreement”) and in the Plan.

1.	Grant of Deferrable Restricted Stock Units; Payment of Dividend Equivalents.

(a)	Each Deferrable Restricted Stock Unit represents a hypothetical share of the Company’s common stock, $1.00 par value (the “Stock”). The Deferrable Restricted Stock Units will be credited to an account established for the Participant.

(b)	On each date a cash dividend is distributed with respect to the Stock, an amount equal to such dividend per share, multiplied by the number of Deferrable Restricted Stock Units then credited to the Participant’s account, will be paid in cash to the Participant.

2.	Vesting.

(a)	The Deferrable Restricted Stock Units will vest as follows: (each, a “Vesting Date”), provided that the Participant has been continuously employed as an employee of the Company from the Date of Grant through the applicable Vesting Date. For purposes of this Agreement, “continuously employed” shall mean the absence of any interruption or termination of employment with the Company or with a person or entity controlling, controlled by or under common control with the Company (an “Affiliate”). Continuous employment shall not be considered interrupted or terminated in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of transfers between locations of the Company or its Affiliates.

(b)	Notwithstanding Section 2(a) above, all Deferrable Restricted Stock Units subject to this Agreement will become immediately vested if the Participant’s employment is involuntarily terminated by the Company without Cause (and other than by reason of death or disability) or by the Participant for Good Reason following a Change in Control (a “CIC Termination”).

(c)	Except as provided in Section 2(b) above and in Section 2(d) below, upon a termination of employment under involuntary or voluntary terms, including retirement, any Deferrable Restricted Stock Units that were not vested as of such date of termination of employment will be forfeited and the Company will have no further obligation with respect to thereto.

(d)	Upon the Participant’s termination of employment for reasons of death or permanent disability, a pro-rata portion of the Deferrable Restricted Stock Units will vest. The pro-rata portion will be calculated by multiplying the full number of Deferrable Restricted Stock Units granted hereunder by a fraction, the numerator of which is the number of complete weeks from the Date of Grant to the date of the Participant’s death or permanent disability determination, and the denominator of which is (representing the total number of weeks in the vesting period). The excess of the number of Deferrable Restricted Stock Units resulting from this calculation over the number of Deferrable Restricted Stock Units that have previously vested pursuant to Section 2(a) will become vested on the date of the Participant’s death or permanent disability.

3.	Non-Assignable/Non-Transferable. This Agreement and the Deferrable Restricted Stock Units are not assignable or transferable by the Participant (voluntarily or by operation of law) prior to issuance as set forth in Section 4 below; provided, however, that no provision in this Agreement will prevent the transfer of the Deferrable Restricted Stock Units or the shares of Stock underlying such Deferrable Restricted Stock Units by will or the laws of descent and distribution in the event of the death of the Participant.

4.	Issuance of the Stock.

(a)	Except as provided in Section 4(c) or Section 4(d) below, the Company will issue to the Participant (or to the estate, guardian or beneficiary of the Participant, as the case may be) the Stock underlying the vested Deferrable Restricted Stock Units upon the later of (i) each Vesting Date or (ii) the specified payout date elected by the Participant in an election (an “Initial Deferral Election”) made at the time of grant and in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if any.

(b)	The Participant may elect, in the manner and form prescribed by the Company (the “Subsequent Deferral Election”), to delay the issuance of the Stock pursuant to Section 4(a).

(i)	If permitted by Section 409A of the Code, such Subsequent Deferral Election may apply to less than all of the shares of Stock underlying the Participant’s Deferrable Restricted Stock Units.

(ii)	Unless otherwise permitted in accordance with Section 409A of the Code, a Subsequent Deferral Election will not be effective unless (A) in the case of a distribution made by reason of a specified time or a fixed schedule, the Subsequent Deferral Election is made not less than twelve months prior to the first date that issuance would have been made absent such Subsequent Deferral Election, (B) the initial issuance under such Subsequent Deferral Election will be made no less than five years from the date payment would have been made absent such Subsequent Deferral Election (excluding issuance on account of the death or disability of the Participant), and (C) such Subsequent Deferral Election will not take effect until twelve months after the date on which the Subsequent Deferral Election is made.

(c)	If the Participant makes an Initial Deferral Election (or a Subsequent Deferral Election in accordance with Section 4(b) above), the Company will issue to the Participant (or to the estate, guardian or beneficiary of the Participant, as the case may be) the Stock underlying the vested Deferrable Restricted Stock Units so deferred upon the date selected by the Participant in the Initial Deferral Election (or Subsequent Deferral Election, if applicable).

(d)	Notwithstanding any provision of this Agreement to the contrary:

(i)	The Company will issue to the Participant (or to the estate, guardian or beneficiary of the Participant, as the case may be) the Stock underlying the vested Deferrable Restricted Stock Units immediately upon the Participant’s death or becoming disabled (within the meaning of Section 409A(c)(2)(C) of the Code); and

(ii)	The Company will issue to the Participant the Stock underlying the Deferrable Restricted Stock Units immediately upon a CIC Termination; provided, however, that if the Participant is a “specified employee” (within the meaning of Section 409A of the Code) and the issuance of the Stock immediately upon a CIC Termination would not meet the “short-term deferral” exemption under Section 409A of the Code (or otherwise qualify for exemption under Section 409A of the Code), then the Company will issue the Stock under the Deferrable Restricted Stock Units to the participant six months following the Participant’s “separation from service” (within the meaning of Section 409A of the Code) or, if earlier, upon the earlier of (i) the date the Deferrable Restricted Stock Units would otherwise be paid or (ii) the Participant’s date of death.

(e)	Except to the extent provided by Section 409A of the Code and permitted by the Company, no Stock may be issued to the Participant at a time earlier than otherwise expressly provided in this Agreement.

(f)	The Company’s obligations to the Participant with respect to the Deferrable Restricted Stock Units will be satisfied in full upon the issuance of shares of Stock corresponding to such Deferrable Restricted Stock Units.

5.	Detrimental Activity.

(a)	If the Participant, either during employment by the Company or within one year after termination of such employment, shall engage in any Detrimental Activity (as defined below), and the Board of Directors of the Company shall so find, and (except for any Detrimental Activity described in Section 5(c)(iv)(B)) the Participant shall not have ceased all Detrimental Activity within 30 days after notice of such finding given within one year after commencement of such Detrimental Activity, the Participant shall:

(i)	Forfeit any Deferrable Restricted Stock Units then held by the Participant;

(ii)	Return to the Company, all shares of Stock that the Participant has not disposed of that were issued to the Participant pursuant to this Agreement within a period of one year prior to the date of the commencement of such Detrimental Activity; and

(iii)	With respect to any shares of Stock that the Participant has disposed of that were issued to the Participant pursuant to this Agreement within a period of one year prior to the date of the commencement of such Detrimental Activity, pay to the Company in cash the closing price of the shares of such Stock on the New York Stock Exchange on the date of issuance pursuant to this Agreement (or on the last trading day prior to such issuance, if there was no trading on the date of issuance).

(b)	To the extent that such amounts are not paid to the Company, the Company may, in addition to all other remedies at law or in equity, set off the amounts so payable to it against any amounts that may be owing from time to time by the Company to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

(c)	For purposes of this Agreement, the term “Detrimental Activity” shall include:

(i)	Without the prior written consent of the Company, engaging in any activity, as an employee, director, principal, agent, or consultant for another entity, and in a capacity, that directly competes with the Company in any business activity (or in any business activity which was under active development while the Participant was employed by the Company if such development is being actively pursued by the Company during the one-year period referred to in this Section 5) for which the Participant has had any direct responsibility and direct involvement during the last two years of his or her employment with the Company, in any territory in which the Company engages in such business activity.

(ii)	Soliciting any employee of the Company to terminate his or her employment with the Company.

(iii)	The disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company, acquired by the Participant during his or her employment with the Company or while acting as a consultant for the Company thereafter.

(iv)	Activity that results in termination for the following reasons: (A) due to the Participant’s willful and continuous gross neglect of his or her duties for which he or she is employed; or (B) due to an act of dishonesty on the part of the Participant constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Company.

6.	Definitions. For purposes of this Agreement:

(a)	“Cause” means that, prior to any termination for “Good Reason,” the Participant shall have:

(i)	been convicted of a criminal violation involving, in each case, fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Subsidiary;

(ii)	committed intentional wrongful damage to property of the Company or any Subsidiary; [or]

(iii)	committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; [or]

(iv)	[FOR EXECUTIVE OFFICERS ONLY] committed intentional wrongful engagement in any “Competitive Activity,” which for this purpose means the Participant’s having an investment constituting more than $100,000 in or providing personal services to any business enterprise (without the prior written consent of the Company), if such enterprise: (1) at the time of determination, is substantially similar to the whole or a substantial part of the business conducted by the Company or any of its divisions or Affiliates; (2) at the time of determination, is operating a store or stores which, during its or their fiscal year preceding the determination, had aggregate net sales in excess of $10,000,000, if such store or any of such stores is or are located in a city or within a radius of 25 miles from the outer limits of a city where the Company, or any of its divisions or Affiliates, is operating a store or stores which, during its or their fiscal year preceding the determination, had aggregate net sales in excess of $10,000,000; and (3) had aggregate net sales at all its locations, and sales by its divisions and Affiliates, during its fiscal year preceding that in which the Participant made an investment therein, or first rendered personal services thereto, in excess of $500,000,000;]

and any such act shall have been demonstrably and materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel (if the Participant chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Participant had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Participant or his or her beneficiaries to contest the validity or propriety of any such determination.

(b)	“Good Reason” means the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment):

(i)	Failure to elect or reelect or otherwise to maintain the Participant in the office or the position, or a substantially equivalent or better office or position, of or with the Company and/or a Subsidiary (or any successor thereto by operation of law of or otherwise), as the case may be, which the Participant held immediately prior to a Change in Control, or the removal of the Participant as a Director of the Company and/or a Subsidiary if the Participant shall have been a Director of the Company and/or a Subsidiary immediately prior to the Change in Control;

(ii)	Failure of the Company to remedy any of the following within 10 calendar days after receipt by the Company of written notice thereof from the Participant: (A) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Participant held immediately prior to the Change in Control, (B) a reduction in the Participant’s base pay received from the Company or any Subsidiary, (C) a reduction in the Participant’s incentive pay as compared with the incentive pay most recently paid prior to the Change in Control, or (D) the termination or denial of the Participant’s rights to employee benefits or a reduction in the scope or value thereof;

(iii)	The liquidation, dissolution, merger, consolidation or reorganization of the Company or the transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumed all duties and obligations of the Company under this Agreement;

(iv)	The Company requires the Participant to have his or her principal location of work changed to any location that is in excess of 50 miles from the location thereof immediately prior to the Change in Control, or requires the Participant to travel away from his or her office in the course of discharging his or her responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Participant in any of the three full years immediately prior to the Change in Control without, in either case, his or her prior written consent; or

(v)	Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Participant of such breach.

7.	Rights of Participant.

(a)	The Participant will not have any rights as a stockholder with respect to any shares of Stock issuable pursuant to the Deferrable Restricted Stock Units until the date on which a stock certificate (or certificates) representing such Stock is issued.

(b)	The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Stock in the future and to pay cash in respect of dividends from time to time, and the rights of the Participant will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

8.	Adjustments. The number and kind of shares of Stock issuable pursuant to the Deferrable Restricted Stock Units is subject to adjustment as provided in Section 12 of the Plan.

9.	American Jobs Creation Act.

(a)	To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant).

(b)	It is intended that, to the extent applicable, all Participant elections hereunder will comply with Section 409A of the Code. The Company is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements thereof.

(c)	Reference to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

10.	Notices. Notices hereunder will be mailed or delivered to the Company, Compensation Department, Albertson’s, Inc., P.O. Box 20, Boise, Idaho 83726 and will be mailed to or delivered to the Participant at the Participant’s address set forth in the payroll records of the Company, or in either case, at such other address as one party may subsequently furnish to the other party in writing.

11.	No Employment Rights. This award will not confer upon the Participant any right with respect to continuance of employment by the Company, nor will it interfere in any way with any right of the Company to terminate the Participant’s employment at any time.

12.	Governing Law. The laws of the State of Delaware will govern this award and all matters related hereto.

13.	Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

14.	Interpretation. Except as expressly provided in this Agreement, capitalized terms used herein will have the meaning ascribed to such terms in the Plan. References to the Company herein will be deemed to refer to any successor of the Company who has expressly agreed to perform the obligations hereunder.

15.	Subject to Plan. This award is subject to the terms of the Plan. To the extent any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision will govern and any inconsistent provision in this Agreement will have no force or effect.

16.	Taxes. The Participant will pay to the Company, on demand, any taxes the Company reasonably determines it is required to withhold under applicable tax laws with respect to the Deferrable Restricted Stock Units or the issuance of Stock pursuant to this award. To the extent that Stock is issuable to the Participant when the tax withholding obligation arises, the tax withholding obligation shall be satisfied by the Company withholding shares of Stock otherwise issuable pursuant to this award in order to satisfy the minimum tax withholding amount permissible under the method that results in the least amount withheld.

17.	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original but all of which together will represent one and the same agreement.

18.	Amendments/Entire Agreement. Any amendment to the Plan will be deemed to be an amendment to this Agreement. Except as provided in this Agreement, no amendment will adversely affect the number or value of the Participant’s Deferrable Restricted Stock Units without the Participant’s written consent. This Agreement cannot be changed or terminated orally. The Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof.

PARTICIPANT	ALBERTSON’S, INC.
_____________________________	By: ____________________________
Chairman, CEO and President